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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Napo Pharmaceuticals, Inc.
San Francisco, California

        We hereby consent to the use in this Amendment No. 4 to the Registration Statement (No. 333-217364) of our report dated March 24, 2017 (March 31, 2017 as to the first and second paragraphs, and June 27, 2017 as to the third paragraph, of Note 15), relating to the consolidated financial statements of Napo Pharmaceuticals, Inc. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Macias Gini & O'Connell LLP

San Francisco, California

June 27, 2017

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm